IRREVOCABLE PROXY

AGREEMENT, dated as of October 19, 2010 (this "Agreement" or "Irrevocable Proxy"), by Steven Oliveira, an individual ("Oliveira") and Chardan SPAC Asset Management, LLC, a limited liability company and an affiliate of Oliverira (together, the "Stockholders"), in favor of Shane McMahon, an individual ("McMahon"), in reference to the voting of certain shares of stock issued by China Broadband, Inc. (the "Company").

Irrevocable Proxy. The Stockholders wish to grant McMahon an irrevocable proxy coupled with interest with respect to all of the shares of stock of the Company owned by each of them as of the date of this Agreement and any additional shares of stock of the Company acquired by either and each of them subsequent to the date hereof (collectively, the "Shares"). The Stockholders hereby irrevocably and unconditionally revoke any and all previous proxies granted with respect to the Shares. By entering into this Agreement, the Stockholders hereby irrevocably and unconditionally grant a proxy appointing McMahon as each of their attorney-in-fact and proxy, with full power of substitution, for and in each of their respective names, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner as McMahon or his proxy or substitute shall, in McMahon's sole discretion, deem proper; *provided, however*, that this Irrevocable Proxy shall apply only to voting of the Shares with respect to the removal of members of the board of directors of the Company without "cause" in accordance with Article 3, Section 4 of the by-laws (the "By-Laws") of the Company as in effect as of the date of this Agreement (or the corresponding Article and Section of the By-Laws then in effect at the time of such a vote). The Stockholders hereby each agree to perform such further acts and execute such further documents as may be required to vest in McMahon the sole power to vote the Shares for the purpose set forth herein.

IN WITNESS WHEREOF, each of the Stockholders has executed this Irrevocable Proxy as of the date first written above.

STOCKHOLDERS:

Steven Oliveira

CHARDAN SPAC ASSET MANAGEMENT, LLC

By: Steven Oliveira
Title: Managing Member